Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

Wearable Devices Ltd.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-269869 and 333-274343) and on Form F-3 (333-274841) of Wearable Devices Ltd. of our report dated March 13, 2024, relating to the consolidated financial statements as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023 which appears in this Form 20-F for the year ended December 31,2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

March 15, 2024

Tel Aviv, Israel